Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN A MANNER CONSISTENT WITH THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. [__]	$[__]
Original Issue Date: August 22, 2006

TUT SYSTEMS, INC.

8% CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE DUE

AUGUST 22, 2009

THIS NOTE is one of a series of duly authorized and issued notes of Tut Systems, Inc., a Delaware corporation (the “Company”), designated as its 8% Convertible Subordinated Promissory Notes due August 22, 2009 in the original aggregate principal amount of Seven Million dollars ($7,000,000) (collectively, the “Notes” and each Note comprising the Notes, a “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of [__] or its registered assigns (the “Investor”), the principal sum of [__] dollars ($[__]), on August 22, 2009 or such earlier date as this Note is required to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Investor on the principal amount of this Note outstanding from time to time in accordance with the provisions hereof. All holders of Notes are referred to collectively, as the “Investors.” This Note is subject to the following additional provisions:

1. Definitions. In addition to the terms defined elsewhere in this Note: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, dated as of August 22, 2006, among the Company and the

Investors identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated below:

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time (including any successor statute) and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bankruptcy Law” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar state or Federal debtor relief laws, statutes, rules, regulations, orders, or ordinances of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a Fundamental Transaction (as defined in Section 11(c)), a merger or consolidation of the Company or any Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by a majority in interest of the Investors.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” means the date a Conversion Notice together with the Conversion Schedule is delivered to the Company in accordance with Section 5(a).

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means $1.243, subject to adjustment from time to time pursuant to Section 11.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Eligible Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

“Equity Conditions Are Satisfied” means, as of any date of determination, that each of the following conditions is (or would be) satisfied on such date, if the Company were to issue on such date all of the Underlying Shares then issuable upon (1) conversion in full of the outstanding principal amount of all Notes, and (2) the payment of accrued and unpaid interest on such Interest Payment Date under all the Notes of the Company: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance, (iii) such Common Stock is registered for resale under the Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable

Securities held by the Investor, (iv) such issuance would be permitted in full without violating, (x) in the case of Section 14, Section 5(b)(i) hereof, or (y) in all other cases, Section 5(b) hereof or the rules or regulations of the Eligible Market on which such shares are listed or quoted, (v) both immediately before and after giving effect thereto, no Default shall or would (with or without the passage of time) exist, and (vi) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event Equity Value” means the average of the Closing Prices for the five consecutive Trading Days preceding either: (a) the date of an Event Notice or the date the Company becomes obligated to pay the Event Price under Section 7(b), as applicable, or (b) the date on which the Event Price with respect thereto (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment (free of any claim of subordination), when the same becomes due and payable (whether on a Prepayment Date, the Maturity Date or by acceleration or prepayment or otherwise), of (a) liquidated damages in respect of this Note which default continues unremedied for a period of five Trading Days after the date on which written notice of such default is first given to the Company by the Investor, or (b) principal under or interest in respect of this Note.

(ii) the Company or any Subsidiary (1) fails to pay when due or there is an acceleration of any monetary obligation (regardless of amount) under any currently existing or hereafter arising debenture (other than a Note) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument (including the Senior Bank Indebtedness) under which there may be issued, or by which there may be secured or evidenced, any Indebtedness or under any long term leasing or factoring arrangement, if the aggregate amount of the obligations and liabilities of the Company and the subsidiaries thereunder exceed $125,000 (each of the foregoing a “Material Debt Agreement”), or (2) fails to observe or perform any other obligation under any Material Debt Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable.

(iii) the occurrence or entering into by the Company or any subsidiary, or consummation of, any Change of Control transaction.

(iv) the Company shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document (other than those specified in clause (i) above and clause (xvi) below), and such failure shall continue unremedied for a period of five Trading Days after the date on which written notice of such default is first given to the Company by the Investor (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within five Trading Days).

(v) the occurrence and continuance of an Event of Default under any other Note.

(vi) any prepayment by the Company of any other Note or any other Indebtedness issued by it or any issuance of securities in exchange for any Notes issued by it (other than Underlying Shares upon conversion of such Notes in accordance with their terms as in effect on the Original Issue Date thereof), except in each case (i) if the Company offers to the Investor in writing the same prepayment of this Note and all other Notes then held by such Investor on the same economic terms on which the Company prepays or offers to prepay (whichever is more favorable to the holder of such Note) such Notes and (ii) in accordance with the prepayment provisions of Section 13 of this Note.

(vii) any of the Company’s representations and warranties set forth in any Transaction Document shall be incorrect as of the date made or as of the Original Issue Date.

(viii) the occurrence of a Bankruptcy Event.

(ix) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Company or any subsidiary or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and which shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any subsidiary to enforce any such judgment.

(x) any Transaction Document shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing or shall disavow any of its obligations thereunder.

(xi) the Common Stock is suspended from trading for three Trading Days or is delisted from the Nasdaq Global Market or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on Nasdaq for a period of ten consecutive Trading Days after receiving written notice thereof.

(xii) the Company fails to deliver (a) a stock certificate, or, (b) if subsequent to the date on which a registration statement covering the resale of the Underlying Shares has been declared effective by the Securities and Exchange Commission, the Underlying Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, evidencing Underlying Shares to an Investor within five Trading Days after a Conversion Date or in the case of exercises under a Warrant, within five Trading days after a Date of Exercise under, and as such term is defined in, such Warrant, or the conversion or exercise rights of the Investors pursuant to the terms hereof or the terms of the Warrants are otherwise suspended for any reason (other than as a result of the limitations set forth in Section 5(b)(i)).

(xiii) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Notes or upon any exercise of Warrants.

(xiv) the Company effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock, unless following such transaction, the holders of the Company’s securities prior to the first such transaction continue to beneficially own at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets.

(xv) a Registration Statement under the Registration Rights Agreement is not declared effective by the Commission pursuant to the terms of the Registration Rights Agreement, or is not effective as to all Registrable Securities (as defined in the Registration Rights Agreement), and available for use by the holders of Registrable Securities, for in excess of an aggregate of 20 Trading Days (which need not be consecutive Trading Days) during the Effectiveness Period (as defined in the Registration Rights Agreement).

(xvi) the Company fails to make any cash payment required under the Transaction Documents (other than as set forth in paragraph (i) above) and such failure is not cured within five Trading Days after notice of such default is first given to the Company by an Investor.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business and no more than ninety (90) days past the date of the invoice therefor), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Company’s cross-currency exposure and (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Original Issue Date” has the meaning set forth on the face of this Note.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Statement” shall have the meaning set forth in the Purchase Agreement.

“Senior Bank Indebtedness” means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to Silicon Valley Bank under the Senior Bank Indebtedness Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a bankruptcy, reorganization, insolvency, receivership or similar proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of such proceeding, without regard to whether or not such interest is an allowed claim.

“Senior Bank Indebtedness Documents” means the Silicon Valley Bank Loan and Security Agreement, dated September 23, 2004, as amended, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Strategic Transaction” means a transaction or relationship in which the Company issues shares of Common Stock to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives material benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities.

“Trading Day” means (i) a day on which the Common Stock is traded on an Eligible Market, or (ii) if the Common Stock is not listed on an Eligible Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or the Pink Sheets, LLC, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Notes and payment of interest thereunder.

“VWAP” means, with respect to any date of determination, the daily volume weighted average price (as reported by Bloomberg using the VAP function) of the Common Stock on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price on the date nearest preceding such date.

2. Interest. The Company shall pay interest to the Investor on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 8% per annum, payable quarterly in cash, in arrears on each three month anniversary of the Original Issue Date (each, an “Interest Payment Date”), except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date. Subject to the conditions and limitations set forth below, in lieu of paying interest in cash the Company may, at its option, unless a default has occurred under the Senior Bank Indebtedness Documents, in which case the payment of interest in either cash (subject to Section 9 herein) or Common Stock shall be at the Investors’ option which shall be exercised via notice to the Company within five Trading Days prior to an Interest Payment Date, on each Interest Payment Date, pay accrued interest on this Note by delivering a number of registered shares of Common Stock equal to the quotient obtained by dividing the amount of such interest by 90% of the arithmetic average of the VWAP for each of the five consecutive Trading Days immediately preceding (but not including) such Interest Payment Date. The Company must deliver written notice to the Investor indicating the manner in which it intends to pay interest at least five Trading Days prior to each Interest Payment Date. Absent waiver by the Investors, failure to timely provide such written notice shall be deemed an irrevocable election by the Company to pay such interest in cash. All interest payable in respect of the Notes on any Interest Payment Date must be paid in the same manner. Notwithstanding the foregoing, the Company may not pay interest in shares of Common Stock on any Interest Payment Date unless, on the date thereof, the Equity Conditions Are Satisfied, provided that the applicable rules and regulations of the Nasdaq Stock Market apply.

3. Registration of Notes. The Company shall register the Notes upon records maintained by the Company for that purpose (the “Note Register”) in the name of each record Investor thereof from time to time. The Company may deem and treat the registered Investor of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Investor.

4. Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new debenture, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. The Company agrees that its prior consent is not required for the transfer of any portion of this Note; provided, however, that the Company shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to the Company, that such transfer complies with applicable federal and state securities laws. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Investor surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

5. Conversion.

(a) At the Option of the Investor. All or any portion of the principal amount of this Note then outstanding together with any accrued and unpaid interest hereunder shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(b)), at the option of the Investor, at any time and from time to time from and after the Original Issue Date. The Investor may effect conversions under this Section 5(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). If the Investor is converting less than all of the principal amount represented by this Note, or if a conversion hereunder may not be effected in full due to the application of Section 5(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Investor a Conversion Schedule indicating the principal amount which has not been converted.

(b) Certain Conversion Restrictions.

(i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by an Investor upon each conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which an Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Investor may receive in the event of a Fundamental Transaction (defined below) involving the Company as contemplated herein. This restriction may not be waived, and notwithstanding anything to the contrary in any Transaction Document, may not be amended by agreement of the parties.

(ii) Notwithstanding anything to the contrary in this Note, if the Company has not previously obtained Shareholder Approval, then the Company may not issue shares of Common Stock in excess of the Issuable Maximum upon conversions of this Note at a conversion price which is less than the closing bid price on the Trading Day immediately preceding the Closing Date or date of the Purchase Agreement, whichever is higher (the “Threshold Price”). The “Issuable Maximum” means, as of any date, a number of shares of Common Stock equal to 6,756,100, less such number of shares of Common Stock as have been issued at a price below the Threshold Price upon (1) conversion of Notes, or (2) in payment of interest thereunder, or (3) upon exercise of the Warrants, or (4) upon operation of any rights of participation under the Purchase Agreement. Each Investor shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the principal amount of Notes issued and sold to such Investor on the Original Issue Date by (y) the aggregate principal amount of all Notes issued and sold by the Company on the Original Issue Date. If any Investor shall no longer hold Notes, then such Investor’s remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Investors, giving effect to the Company’s desire to allocate this limitation among the class of securities known as the Notes. If on any Conversion Date, or at such time as an Investor shall notify the Company that the condition in (A) following this clause shall be in effect: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Notes would exceed the Issuable Maximum on such date, and (B) the Company shall not have previously obtained the vote of shareholders, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity and any other Trading Market on which the Company’s securities then trade), applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the “Shareholder Approval”), then, the Company shall issue to the Investor a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the principal amount of Notes then held by the Investors for which a conversion would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, the Company must use its best efforts to seek and obtain Shareholder Approval as soon as possible, but in any event not later than the 90th day following such Conversion Date or the date of such request. The Company and the Investor understand and agree that Underlying Shares issued to and then held by the Investor as a result of conversions of Notes shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

6. Mechanics of Conversion.

(a) The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated in the applicable Conversion Notice) the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b) The Company shall, by the third Trading Day following each Conversion Date, issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends if at such time a Registration Statement is then effective and available for use by the Investor. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date. The Company shall use its best efforts to deliver Underlying Shares hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c) The Investor shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

(d) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Investor or any other Person of any obligation to the Company or any violation or alleged violation of law by the Investor or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Investor in connection with the issuance of such Underlying Shares.

(e) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor such Underlying Shares in such amounts and in the manner required pursuant to Section 5, then the Investor will have the right to rescind the Conversion Notice pertaining thereto by giving written notice to the Company prior to such Investor’s receipt of such Underlying Shares.

(f) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor the required number of Underlying Shares in the manner required pursuant to Section 5, and if after such third Trading Day and prior to the receipt of such Underlying Shares, the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of the Underlying Shares which the Investor anticipated receiving upon such conversion (a “Buy-In”), then the Company shall: (1) pay in cash to the Investor (in addition to any other remedies available to or elected by the Investor) the amount by which (x) the Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Company was required to deliver to the Investor in connection with the exercise at issue by (B) the Closing Price at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Investor, either void the conversion at issue and reinstate the principal amount of Notes (plus accrued interest therein) for which such conversion was not timely honored or deliver to the Investor the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Investor shall provide the Company reasonably detailed evidence or written notice indicating the amounts payable to the Investor in respect of the Buy-In.

7. Events of Default.

(a) At any time or times following the occurrence and during the continuance of an Event of Default (other than under clause (ix) of such defined term with respect to the Company), the Investor may elect, by notice to the Company (an “Event Notice”), to require the Company to purchase all or any portion of the outstanding principal amount of this Note, as indicated in such Event Notice, at a purchase price in Dollars in cash equal to the greater of: (A) 102% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the Investor under the Transaction Documents, through the date of purchase (provided however, upon the occurrence of an Event of Default due to a Change of Control, such purchase price shall be 125% of such outstanding principal amount, plus all accrued but unpaid interest and any unpaid liquidated damages and other amounts then owing to the Investor under the Transaction Documents) or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein). The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the aggregate Event Price to the Investor (subject to Section 9) no later than the fourth Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Investor shall deliver the original Note so repurchased to the Company.

(b) Upon the occurrence of any Bankruptcy Event with respect to the Company, all outstanding principal and accrued but unpaid interest on this Note and any unpaid liquidated damages and other amounts then owing under the Transaction Documents shall immediately become due and payable in full in Dollars in cash (subject to Section 9), without any action by the Investor, and the Company shall immediately be obligated to repurchase this Note held by such Investor at the Event Price pursuant to the preceding paragraph as if the Investor had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

(c) In connection with any Event of Default, the Investor need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

8. Ranking. This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Transaction Documents. The Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any unsecured indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company’s obligations under the Notes.

9. Agreement to Subordinate.

(a) By issuing this Note, the Company for itself and its successors and assigns, and for its Subsidiaries and the successors and assigns of such Subsidiaries, agrees, and the Holder, by its acceptance of this Note, shall be deemed to have agreed, that this Note shall be subject to the provisions of this Section 9 and, to the extent and in the manner hereinafter set forth in this Section 9, the indebtedness represented by this Note and the payment of the principal amount and interest under this Note, any fees, expenses or any other amounts in respect of this Note, other than interest under this Note paid by the Company in Common Stock in accordance with Section 2 herein (collectively, the “Subordinated Indebtedness”) are subordinate in right of payment to the prior payment in full in cash of all Senior Bank Indebtedness now outstanding or hereinafter incurred. The Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Bank Indebtedness or any liens and security interests securing the Senior Bank Indebtedness.

(b) Liquidation; Dissolution; Bankruptcy.

(i) The holder of Senior Bank Indebtedness shall be entitled to receive payment in full in cash of all Senior Bank Indebtedness (including interest after the commencement of any proceeding under any Bankruptcy Law at the rate specified in the documentation for the applicable Senior Bank Indebtedness) before the Investor shall be entitled to receive any payment with respect to the Subordinated Indebtedness, in the event of any distribution to creditors of the Company or any Subsidiary in connection with a Bankruptcy Event.

(ii) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or any Subsidiary or the proceeds thereof to creditors of the Company or any Subsidiary upon any Indebtedness of the Company or any Subsidiary, by reason of any Bankruptcy Event, then and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable to the Investor upon or with respect to any or all Subordinated Indebtedness shall be paid or delivered directly to Silicon Valley Bank for application against the Senior Bank Indebtedness, whether due or not due, in a manner which Silicon Valley Bank, in its sole discretion, shall determine, until such Senior Bank Indebtedness shall have been fully paid in cash and all commitments thereunder have terminated. The Investor hereby irrevocably authorizes and empowers Silicon Valley Bank to ask for, demand, sue for, collect, and receive for every such payment or distribution and give acquittance therefor, and to file claims (and proofs of claims) and take such other actions in Silicon Valley Bank’s own name or in the name of the Investor as Silicon Valley Bank may deem necessary or advisable for the enforcement of the terms of this Section 9.

(iii) Each Investor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness requested by Silicon Valley Bank in connection with any Bankruptcy Event and hereby irrevocably authorizes, empowers and appoints Silicon Valley Bank as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of the Holder promptly to do so prior to 5 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Bankruptcy Event upon the failure of the Holder to do so prior to 5 days before the expiration of the time to vote any such claim; provided Silicon Valley Bank shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Silicon Valley Bank votes any claim in accordance with the authority granted hereby, the Holder shall not be entitled to change or withdraw such vote.

(c) Default on Senior Bank Indebtedness.

(i) Neither the Company nor any Subsidiary shall make, nor shall the Investor ask for, demand or accept, any direct or indirect payment in respect of the Subordinated Indebtedness, including in respect of any sinking fund therefore, or redemption, retirement or repurchase thereof, if:

(1) a default in payment of any principal and, interest due and payable on any Senior Bank Indebtedness of the Company (a “Senior Payment Default”) occurs and is continuing past any grace or cure period, if any, applicable thereto and a Payment Blockage Notice (as defined below) is delivered to the Investors; or

(2) any other default (a “Senior Non-Payment Default”) occurs and is continuing past any grace or cure period, if any, applicable thereto with respect to the Senior Bank Indebtedness that permits holders of such Senior Bank Indebtedness to accelerate its maturity and the Investor receives a notice of such default (a “Payment Blockage Notice”) from Silicon Valley Bank.

(ii) Payments in respect of the Subordinated Indebtedness may and shall be resumed (the “Payment Blockage Termination Date”), including any payments not made as a result of such payment blockage:

(1) in the case of a Senior Payment Default, upon the date on which such default is waived; and

(2) in the case of a Senior Non-Payment Default, upon the earliest of (x) the date on which such default is waived, (y) 150 days after the date on which the applicable Payment Blockage Notice is received or (z) the date the Investor receives notice from Silicon Valley Bank rescinding the Payment Blockage Notice.

(iii) No new Payment Blockage Notice may be delivered with respect to a Senior Non-Payment Default unless and until:

(1) 30 days have elapsed since the most recent Payment Blockage Termination Date; provided, however, that Silicon Valley Bank may deliver a Payment Blockage Notice, the basis of which would be any default under the Senior Bank Indebtedness Documents which is different from any default on which the immediately prior Payment Blockage Notice was based; and

(2) all scheduled payments of the Subordinated Indebtedness that have come due have been paid in full in cash.

(iv) No Senior Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Investor shall be the basis for a subsequent Payment Blockage Notice.

(v) If the Investor receives a payment in respect of the Subordinated Indebtedness when (i) the payment is prohibited by this Section 9(c) and (ii) the Investor has actual knowledge that the payment is prohibited, provided that such actual knowledge shall not be required in the case of any payment default, the Investor shall hold the payment in trust for the benefit of the holder of Senior Bank Indebtedness. Upon the proper written request of Silicon Valley Bank or if any Senior Payment Default has occurred and is continuing, the Investor shall deliver the amounts in trust to Silicon Valley Bank.

(d) Default on Subordinated Indebtedness. If any default occurs and is continuing past any grace or cure period, if any, applicable thereto with respect to the Subordinated Indebtedness that permits holders of such Subordinated Indebtedness to accelerate its maturity, the Investors may take any actions (subject to this Section 9) which are available to them under the terms of the Transaction Documents or otherwise available under applicable law to enforce the Company and any Subsidiary’s obligations of payment with respect to the Subordinated Indebtedness that shall then exist under the terms of the Transaction Documents if following notice to Silicon Valley Bank (with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, MA 02108, Attn.: Charles W. Stavros, Esq., facsimile: (617) 692-3441) of such default by either the Company or any Investor, a Payment Blockage Notice is not received by the Investors five days following delivery of such notice to Silicon Valley Bank.

(e) Standstill.

(i) After the occurrence and during the continuance of any Senior Payment Default or if a Payment Blockage Notice has been delivered to the Investor, no action may be taken by the Investor to accelerate or redeem the Subordinated Indebtedness or to enforce or collect payment on the Subordinated Indebtedness or to commence, or join with any other creditor (other than Silicon Valley Bank and, at the direction of Silicon Valley Bank, the Investors and the holders of the other Notes) in commencing, any bankruptcy, receivership, reorganization, liquidation or insolvency proceeding, until the earliest to occur of any of the following (a “Standstill Termination Date”):

(1) the date of termination of the Senior Bank Indebtedness Documents and payment in full of all Senior Bank Indebtedness;

(2) the Payment Blockage Termination Date;

(3) the date on which the standstill imposed by this Section 9(e) has been continuously in effect for a period of 150 days by reason of one or more Senior Payment Defaults, provided that any amounts recovered as a result of the exercise of any remedy shall be subject to any applicable provisions of Sections 9(b) and 9(c) above; or

(4) the commencement of any proceeding against the Company under the Bankruptcy Code by any Person other than the Investor or the holders of the other Notes.

(ii) Following the occurrence of the Standstill Termination Date, the Investor may take any action available to it under the terms of the Transaction Documents or otherwise available under applicable law to enforce the Company and any Subsidiary’s obligations of payment with respect to the Subordinated Indebtedness that shall then exist under the terms of the Transaction Documents.

(iii) Notwithstanding the foregoing, for the avoidance of doubt, any actions taken by an Investor which are available to it under the terms of the Transaction Documents or otherwise available under applicable law to enforce the Company and any Subsidiary’s obligations of payment with respect to the Subordinated Indebtedness that shall then exist under the terms of the Transaction Documents, which such action was taken at a time other then when a standstill period pursuant to Section 9(e)(i) herein is occurring, may be continued by such Investor notwithstanding the commencement of a subsequent standstill period pursuant to Section 9(e)(i).

(f) Redemption Upon Event of Default. The Investor shall give Silicon Valley Bank at least 3 Business Days’ prior notice of its intention to exercise its redemption rights upon the occurrence of an Event of Default.

(g) No Amendment of Subordinated Indebtedness. Neither the Investor nor the Company or any Subsidiary will, without the prior written consent of Silicon Valley Bank, amend or modify (i) this Section 9 or the definition of any capitalized term used in this Section 9 or (ii) any provision of the Purchase Agreement or the other Transaction Documents if such amendment or modification would (A) move forward the date of any redemption or payment or increase the principal amount of or the rate of interest applicable to the Subordinated Indebtedness or (B) result in the covenants contained therein being materially more restrictive in the aggregate on the Company or any Subsidiary prior to the effectiveness of such amendment or modification.

(h) No Impairment of Subordination. No right of Silicon Valley Bank, any Investor or any future holder of any Senior Bank Indebtedness to enforce the subordination as provided in this Section 9 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary or any act or failure to act by Silicon Valley Bank, any Investor or any such holder, or by any noncompliance by the Company and any Subsidiary with the terms of this Section 9, regardless of any knowledge thereof which Silicon Valley Bank or any Investor may have or with which it may otherwise be charged.

(i) Subrogation. Subject to payment in full in cash of all Senior Bank Indebtedness and the termination of all commitments thereunder, the rights of the Investor shall be subrogated to the rights of the holder of Senior Bank Indebtedness to receive payments or distributions of the assets of the Company and any Subsidiary made on such Senior Bank Indebtedness until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holder of Senior Bank Indebtedness of any cash, property or securities to which the Investor would be entitled except for the subordination provisions of this Section 9 shall, as between the Investor and the Company and/or its creditors other than the holders of the Senior Bank Indebtedness, be deemed to be a payment on account of the Senior Bank Indebtedness.

(j) Conversion Rights. Nothing contained in this Section 9 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors, including the holder of Senior Bank Indebtedness, and the Investor, the right, which is absolute and unconditional, of the Investor to convert this Note into shares of Common Stock or rights to acquire shares of Common Stock in accordance with the terms hereof.

(k) Rights of Investor Unimpaired. The provisions of this Section 9 are and are intended solely for the purposes of defining the relative rights of the Investor and the holders of Senior Bank Indebtedness and nothing in this Section 9 shall impair, as between the Company and the Investor, the obligation of the Company, which is unconditional and absolute, to pay to the Investor the principal amount (and premium, if any) and interest, in accordance with the terms of this Note.

(l) Subordination May Not Be Impaired by the Company and any Subsidiary. No right of any holder of Permitted Indebtedness to enforce the subordination of the Subordinated Indebtedness shall be impaired by any act or failure to act by the Company and any Subsidiary or the Investor or by the failure of the Company and any Subsidiary or the Investor to comply with the terms of this Section 9.

(m) Reliance by Investor. Upon any payment or distribution of assets of the Company and any Subsidiary referred to in this Section 9, the Investor shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of Silicon Valley Bank or of the liquidating trustee or agent or other Person making any distribution to the Investor for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Permitted Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 9.

(n) Reliance by Investors of Senior Bank Indebtedness. The Investor acknowledges and agrees that (i) the holder of Senior Bank Indebtedness is an intended third-party beneficiary of the terms of this Section 9 and (ii) the foregoing provisions of this Section 9 are, and are intended to be, an inducement and consideration to each holder of Senior Bank Indebtedness, whether such Senior Bank Indebtedness was created or acquired before or after the date hereof, to acquire or continue to hold such Senior Bank Indebtedness and such holder of Senior Bank Indebtedness shall be deemed conclusively to have relied on such provisions in acquiring or continuing to hold such Senior Bank Indebtedness.

(o) Applicability. The terms of this Section 9 shall be applicable both before and after the filing of any petition by or against the Company and any Subsidiary under any Bankruptcy Law, and all allocations of payments between the holder of the Senior Bank Indebtedness, on the one hand, and the Investor, on the other hand, shall continue to be made after the filing thereof in accordance with this Section 9.

(p) Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Investor for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Investor. The Investor shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

(q) Payment of Senior Bank Indebtedness. Notwithstanding anything to the contrary contained in the Transaction Documents, any Investor shall have the right to satisfy the obligations of the Company under the Senior Bank Indebtedness on behalf of the Company. Any payments made by such Investor in connection herewith shall be deemed principal hereunder and shall accrue interest in the manner set forth herein. Such additional principal shall be pari passu with the principal borrowed by the Company on the Closing Date. The Company shall cooperate with such Investors in order to effectuate the payment of Senior Bank Indebtedness on behalf of the Company and will not take any position in contravention of the foregoing.

10. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 11), free from preemptive rights or any other contingent purchase rights of persons other than the Investor. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

11. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 11.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock payable in shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 11(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 11(a).

(c) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 11(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Investor shall have the right to: (x) declare an Event of Default pursuant to clause (iii) thereunder or (y) receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

(d) Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investors of the Notes then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investors shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Notes could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(e) Calculations. All calculations under this Section 11 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 11, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

13. Prepayment at Option of Company. If at any time following the two year anniversary of the Original Issue Date: (i) the VWAP of the Common Stock for 20 Trading Days during any 30 consecutive Trading Day period, each following such two year anniversary of the Original Issue Date, is equal to or greater than 140% of the Conversion Price (subject to adjustment pursuant to Section 11) and (ii) the Equity Conditions Are Satisfied, then, subject to the conditions set forth in this Section, the Company may, in its sole discretion, elect to prepay this Note, in whole or in part, by paying to the Investor, in immediately available funds, 102% of the then outstanding principal amount (or portion thereof as applicable), plus all accrued but unpaid interest, due under this Note, on the date that is the fifth Trading Day after written notice thereof (a “Prepayment Notice”) is received by the Investor (such fifth Trading Day shall be known as the “Prepayment Date”) at the address last shown on the records of the Company for the Investor or given by the Investor to the Company for the purpose of notice; provided, that the conditions to giving such notice must be in effect at all times during the entire 30 Trading Day period referenced in (i) above through the expiration of the Prepayment Date (other than as to clause (i) above which only needs to be satisfied up to the time of the delivery of the Prepayment Notice) or any such Prepayment Notice shall be null and void. Under no circumstances may the Company deliver more than one Prepayment Notice in any 90 calendar day period.

14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 6000 SW Meadows Rd, Suite 200, Lake Oswego, Oregon, 97035, facsimile: (971) 217-0456, attention: Chief Financial Officer, (ii) if to the Investor, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as the Investor may provide to the Company in accordance with this Section.

15. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as provided for in Section 9, and subject to Section 15(a) above, nothing in this Note shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Company and the Investor.

(c) All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. The prevailing party in a Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) No provision of this Note may be waived or amended except (i) in accordance with the requirements set forth in the Purchase Agreement, and (ii) in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g) To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by any Investor in order to enforce any right or remedy under the Notes. Notwithstanding any provision to the contrary contained in the Notes, it is expressly agreed and provided that the total liability of the Company under the Notes for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Notes exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Notes from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by the Notes, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

[REMAINDER OF PAGE INTENTIONALLY BLANK-SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

TUT SYSTEMS, INC.

By:
Name: Scott Spangenberg
Title: Chief Financial Officer

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Investor

in order to convert Notes)

The undersigned hereby elects to convert the principal amount of Note indicated below, into shares of Common Stock of Tut Systems, Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

DTC Account

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Investor

By:
Name:
Title:

By the delivery of this Conversion Notice the Investor represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b) of the Note.

Schedule 1

Tut Systems, Inc.

8% Convertible Senior Subordinated Promissory Notes due August 22, 2009

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Notes.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price